Catalyst Funds.

Amendment Number 3 to the Investment Company Services Agreement

On behalf of its series,

 America First Income Strategies Fund and America First Prestige Fund

This Amendment Number 3, dated September 25, 2007 to Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule C of the Agreement is hereby amended to provide for the addition of the America First Income Strategies Fund and America First Prestige Fund; and

Schedule B of the Agreement is hereby amended to provide for the following fee for the America First Income Strategies Fund and America First Prestige Fund.

Annual per Fund Fee of:

$20,000 PLUS an asset based fee that declines as the aggregate assets of the Fund increase:

0.250% of the Fund’s assets from $0 to $50,000,000
0.200% of the Fund’s assets from $50,000,000 to $100,000,000
0.150% of the Fund’s assets from $100,000,000 to $200,000,000

0.100% of the Fund’s assets from $200,000,000 and above

Compliance Services – per Fund	$ 12,000

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

/s/_________________________

Jerry Szilagyi, Trustee

Catalyst Funds

/s/_________________________

Christopher F. Anci, President

Matrix Capital Group, Inc.